Exhibit 5.1

May 31, 2011

Lone Pine Resources Inc.

Suite 2500, 645-7 Avenue SW

Calgary, Alberta, Canada T2P 4G8

Ladies and Gentlemen:

We have acted as counsel for Lone Pine Resources Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 7,500,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), including the associated preferred share purchase rights (the “Rights”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”). The terms of the Rights are set forth in that certain Rights Agreement, dated as of May 11, 2011, between the Company and Mellon Investor Services LLC (the “Rights Agreement”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations, and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Company’s Amended and Restated Certificate of Incorporation, (iii) the Company’s Amended and Restated Bylaws, (iv) the Lone Pine Resources Inc. 2011 Stock Incentive Plan (the “Plan”), (v) the Rights Agreement and the related Certificate of Designation and (vi) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.

We have assumed that (i) all information contained in all documents we reviewed is true, correct, and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that:

1.               The Common Stock has been duly authorized and, when the Common Stock is issued in accordance with the terms of the Plan and the instruments executed pursuant to the Plan

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that govern the awards to which the Common Stock relates, the Common Stock will be validly issued and fully paid and non-assessable.

2.               The Rights have been duly authorized, and when the Rights have been issued pursuant to the terms of the Rights Agreement, the Rights will be validly issued.

This opinion is limited in all respects to the federal laws of the United States of America and to the Delaware General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), and we do not express any opinion as to the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any fact or circumstance that may hereafter come to our attention or to reflect any changes in law or regulation that may hereafter occur or become effective. This letter is being furnished solely for the benefit of the Company in connection with the matters expressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.